Exhibit 5.1
[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]
November 24, 2020
ZoomInfo Technologies Inc.
805 Broadway Street, Suite 900
Vancouver, Washington 98660
Ladies and Gentlemen:
We have acted as counsel to ZoomInfo Technologies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of up to an aggregate of 4,500,000 shares of Class A Common Stock of the Company, par value $0.01 per share (the “Shares”), issuable upon (i) exchange of certain Class P limited liability interests (“Class P Units”) of ZoomInfo Holdings LLC, a Delaware limited liability company (“OpCo”), and (ii) settlement of phantom units (the “Phantom Units”) awarded by the Company pursuant to the HSKB 2019 Phantom Unit Plan (the “Phantom Unit Plan”), all of which Class P Units and Phantom Units represent direct or indirect equity interests in the Company held by certain of its officers and employees prior to the initial public offering of the Company as described in the Registration Statement.
We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”), the Fifth Amended and Restated Limited Liability Company Agreement of OpCo (the “OpCo Agreement”), dated as of June 3, 2020, among OpCo, the Company, ZoomInfo Intermediate Holdings LLC, a Delaware limited liability company (“HoldCo”), and the members party thereto, and the Amended and Restated Limited Liability Company Agreement of HoldCo (the “HoldCo Agreement”), dated as of June 3, 2020, among HoldCo, the Company and the members party thereto, each of which has been filed with the Commission as an exhibit to the Registration Statement, and the Phantom Unit Plan. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives

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of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares are issued upon the exchange of Class P Units in accordance with the OpCo Agreement or upon the settlement of Phantom Units in accordance with the Phantom Unit Plan, as applicable, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP